Exhibit (a)(2)

State of Delaware Secretary of State Division of Corporations Delivered 03:18PM 06/13/2016 FILED 03:18PM 06/13/2016 SR 20164431968 - File Number 6067538	STATE of DELAWARE LIMITED LIABILITY COMPANY CERTIFICATE of FORMATION

First: The name of the limited liability company is Infinity Long/Short Equity Fund , LLC

Second: The address of its registered office in the State of Delaware is  1209 Orange Street in the City of  Wilmington. Zip code 19801.The name of its Registered agent at such address is The Corporation Trust Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: "The latest date on which the limited liability company is to dissolve is _____________.")

Fourth: (Insert any other matters the members determine to include herein.)
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In Witness Whereof, the undersigned have executed this Certificate of Formation this 13th day of June 2016.

By:	/s/ Suzanne Espinosa
Authorized Person (s)

Name:	Suzanne Espinosa